SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                                (Amendment 3)*


                             RMH Teleservices, Inc.
                             -----------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    749938106
                                    ---------
                                 (CUSIP Number)

                                  July 31, 2003
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:
                                ( ) Rule 13d-1(b)
                                ( ) Rule 13d-1(c)
                                (X) Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                          (Continued on following page(s))

--------------------------------------------------------------
1)       Name of Reporting Person           Safeco Common Stock Trust
         S.S. or I.R.S. Identification
         No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group             ___________________________
         (See Instructions)                 (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of             State of Delaware
         Organization
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially
Owned by       ___________________________________________________
Reporting       (6) Shared Voting
Person With         Power                   856,524
                  ---------------------------------------------------
                (7) Sole Dispositive
                    Power                   0
                  ---------------------------------------------------
                 8) Shared Dispositive
                    Power                   856,524
______________________________________________________________
9)       Aggregate Amount Beneficially
         Owned by Reporting Person          856,524
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class
         Represented by Amount in Row 9     6.2%
---------------------------------------------------------------
12)      Type of Reporting Person           IV
         (See Instructions)

-------------------------------------------------------------
 1)      Name of Reporting Person           Safeco Resource Series
         S.S. or I.R.S. Identifica-         Trust
         tion No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box         (a)
         if a Member of a Group             ___________________________
         (See Instructions)                (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of            State of Delaware
         Organization
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially           ___________________________________________________
Owned by        (6) Shared Voting
Reporting              Power                496,520
Person With       ___________________________________________________
                (7) Sole Dispositive
                     Power                  0
                  ---------------------------------------------------
                (8) Shared
                    Dispositive Power       496,520
--------------------------------------------------------------
9)       Aggregate Amount Beneficially
         Owned by Reporting Person          496,520
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                 3.6%
---------------------------------------------------------------
12)      Type of Reporting Person           IV
         (See Instructions)

-------------------------------------------------------------
 1)      Name of Reporting Person           Safeco Asset Management
         S.S. or I.R.S. Identifica-         Company
         tion No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box         (a)
         if a Member of a Group             ___________________________
         (See Instructions)                (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of            State of Washington
         Organization
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially           ___________________________________________________
Owned by        (6) Shared Voting
Reporting              Power                1,373,844
Person With       ___________________________________________________
                (7) Sole Dispositive
                     Power                  0
                  ---------------------------------------------------
                (8) Shared
                    Dispositive Power       1,373,844
--------------------------------------------------------------
9)       Aggregate Amount Beneficially
         Owned by Reporting Person          1,373,844(1)
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                 10.0%
---------------------------------------------------------------
12)      Type of Reporting Person           IA
         (See Instructions)

--------

1 The Reporting Person disclaims any beneficial ownership of 1,353,044 shares of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which the Reporting Person serves as an adviser, and include the shares reported in this joint 13G by Safeco Common Stock Trust and Safeco Resource Series Trust.

---------------------------------------------------------------
 1)      Name of Reporting Person           Safeco Corporation
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group              ___________________________
         (See Instructions)                 (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of Organization   State of Washington

---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially           ___________________________________________________
Owned by       (6) Shared Voting
Reporting              Power                1,373,844
Person With       __________________________________________________
                  (7) Sole Disposi-
                                tive Power  0
                  ---------------------------------------------------
                  (8) Shared
                        Dispositive Power   1,373,844
---------------------------------------------------------------
9)       Aggregate Amount Beneficially      1,373,844(2)
         Owned by Reporting Person
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                 10.0%
---------------------------------------------------------------
12)      Type of Reporting Person           HC
         (See Instructions)
 _______________________________________________________________

2 The Reporting Person disclaims any beneficial ownership of 1,353044 of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which a subsidiary of the Reporting Person serves as adviser, and include the shares reported in this joint 13G by Safeco Common Stock Trust and Safeco Resource Series Trust.

Item 1(a).        Name of Issuer:  See front cover

Item 1(b).        Address of Issuer Principal Executive Offices:

                  15 Campus Boulevard, Newton Square, PA  19073

Item 2(a).        Name of Person(s) Filing:  See Item 1 on cover page (pp 2-5).

Item 2(b).        Address of Principal Business Office or, If None, Residence:

                  Safeco Common Stock Trust and Safeco Resource Series Trust:
                       4854 154th Place NE, Redmond, WA  98052

                  Safeco Corporation:  Safeco Plaza, Seattle, WA  98185

                  Safeco Asset Management Company:
                       601 Union Street, Suite 2500, Seattle, WA  98101

Item 2(c).        Citizenship:   See Item 4 on cover page (pp 2-5).

Item 2(d).        Title of Class of Securities:   See front cover page.

Item 2(e).        CUSIP Number:   See front cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the persons filing are:

         (a)      ( )Broker or Dealer registered under Section 15 of the Act.
         (b)      ( )Bank as defined in Section 3(a)(6) of the Act.
         (c)      ( )Insurance Company as defined in Section 3(a)(19)of the Act.
         (d)      (X)Investment Company registered under Section 8 of the
                     Investment Company Act of 1940.
         (e)      (X)Investment Advisor registered under Section 203 of the
                     Investment Advisers Act of 1940.
         (f)      ( )Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
         (g)      (X)Parent Holding Company in accordance with
                     Rule 13d-1(b)(ii)(G).
         (h)      ( ) Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act.
         (i)      ( ) Church Plan that is excluded from the definition of
                      an investment company under Section 3(c)(14) of the
                     Investment Company Act of 1940.
         (j)      ( )Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.  Ownership:

                  Items (a) through (c): See items 1 and 5-11 of the cover pages (pp 2-5).

                    Safeco Asset Management Company and Safeco Corporation expressly declare that the filing of this statement on
                    Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of 1,353,044 shares of the securities covered by this statement. Each of such companies is filing this statement because it is considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies which directly own such shares.

Item 5. Ownership of 5% or Less of a Class: As of July 31, 2003, Safeco Resource Series Trust has ceased to be a reporting person because it no longer is the beneficial owner of more than 5% of the common stock of RMH Teleservices, Inc.

Item 6.  Ownership of More than 5% on Behalf of Another Person:  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


                  Safeco Asset Management Company is the subsidiary on which Safeco Corporation is reporting as the parent holding company. Safeco Asset Management Company is an investment adviser as specified in Item 12 on the cover page (p. 4), and reported shares are owned beneficially by registered investment companies for which Safeco Asset Management Company serves as investment adviser.

Item 8.  Identification and Classification of Members of the Group.
         Not applicable.

Item 9.  Notice of Dissolution of Group.  Not applicable.

Item 10.Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits.

                  The statement required by Rule 13d-1(k) is attached as Exhibit A.


Signature.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    August 6, 2003                            Safeco Corporation



                                               By       /s/ Ronald L. Spaulding
                                         --------------------------------------
                                                 Ronald L. Spaulding,
                                                 Vice President and Treasurer


                                              Safeco Common Stock Trust

                                               By       /s/ David H. Longhurst
                                         --------------------------------------
                                                 David H. Longhurst, Treasurer


                                              Safeco Resource Series Trust


                                               By       /s/ David H. Longhurst
                                         --------------------------------------
                                                 David H. Longhurst, Treasurer


                                            Safeco Asset Management Company

                                                By       /s/ David H. Longhurst
                                         --------------------------------------
                                                 David H. Longhurst, Treasurer

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(k), Safeco Corporation, Safeco Asset Management Company, Safeco Resource Series Trust and Safeco Common Stock Trust each agree that Schedule 13-G filed by them with regard to RMH Teleservices, Inc.'s common stock is filed on behalf of each of them.


Date:    August 6, 2003                            Safeco Corporation



                                               By       /s/ Ronald L. Spaulding
                                         --------------------------------------
                                                 Ronald L. Spaulding,
                                                 Vice President and Treasurer


                                              Safeco Common Stock Trust

                                               By       /s/ David H. Longhurst
                                         --------------------------------------
                                                 David H. Longhurst, Treasurer


                                              Safeco Resource Series Trust


                                               By       /s/ David H. Longhurst
                                         --------------------------------------
                                                 David H. Longhurst, Treasurer


                                            Safeco Asset Management Company

                                                By       /s/ David H. Longhurst
                                         --------------------------------------
                                                 David H. Longhurst, Treasurer